Exhibit 99.1

NEWS RELEASE

Susser Holdings and Susser Petroleum Partners Complete
3 Additional Sale/Leaseback Transactions for $15.2 million

Susser to Hold 2013 Analyst Day Today in Houston /
Presentations Available on the Companies' IR websites

HOUSTON and CORPUS CHRISTI, Texas, March 21, 2013 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) announced today that three new Stripes® stores have opened in Texas during March. Sale/leaseback transactions worth $15.2 million for these three stores were completed today.

These latest Stripes® store sales by Susser Holdings to Susser Petroleum Partners bring the total to 14 since the initial public offering of units in the Partnership in September 2012. Included in this current group is a larger-format highway store with a truck diesel facility, and another store with a tunnel car wash and lube center.

Analyst Day Presentations
Susser Holdings and Susser Petroleum Partners are conducting an Analyst Day today in Houston. The meeting - which will include a tour of several Houston-area Stripes stores and wholesale customer dealer sites as well as management presentations - will not be webcast, but the slide presentations are available in the IR section of both companies' websites under Events and Presentations. Visit www.susser.com and www.susserpetroleumpartners.com.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 560 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 355 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Contacts:

Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@DennardLascar.com
(361) 884-2463, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnham@DennardLascar.com